Exhibit 99.1

NEWS RELEASE

NOVAGOLD Reports First Quarter 2024 Financial Results

Committed to Advancing Donlin Gold to Full Feasibility Study

Extensive Engagement Reinforcing and Deepening Donlin Gold’s Social License

Strong Treasury of $118 Million in Cash and Term Deposits

in the First Quarter of 2024

April 3, 2024 – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company” (NYSE American, TSX: NG) today released its 2024 first quarter financial results and an update on its Tier One1 gold development project, Donlin Gold, which NOVAGOLD owns equally with Barrick Gold Corporation (“Barrick”).

Details of the financial results for the quarter ended February 29, 2024, are presented in the consolidated financial statements and quarterly report filed on Form 10-Q on April 3, 2024, that is available on the Company’s website at www.novagold.com, on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated.

In the first quarter of 2024, the following milestones were achieved:

The ongoing activities at Donlin Gold included:

Completion of the scope of work for resource modelling by a third-party consultant for an updated resource model;

Advancement of metallurgical test work with a pilot plant in Ontario, Canada, to confirm proposed optimizations to the flowsheet;

Continued planning for regional infrastructure support to narrow the scope of work and identify the best path forward;

Incorporation of recent field data in geoscience hydrology to update the groundwater model and surface water model;

In partnership with Calista Corporation (“Calista”) and The Kuskokwim Corporation (TKC), Donlin Gold reached significant milestones in education, health and safety, cultural preservation, and environmental initiatives:

Finalization of another Shared Values Statement in the Yukon-Kuskokwim (Y-K) region near the project, bringing the total count to 16;

Holding the first informational meeting for the Subsistence Communications Advisory Committee in Anchorage;

Expanding our efforts to identify specific project opportunities aimed at monitoring, evaluating, and enhancing the health of salmon populations in the Y-K region;

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1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

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Sponsorship of, and active participation in, key winter events: Donlin Gold’s Pete Kaiser won the 2024 K300 sled dog race in January and Kristina Woolston competed in the Iron Dog in February, the world’s longest and toughest snowmobile race that covers 2,500 miles of Alaskan backcountry;

Support to various search and rescue teams, including the Chevak and Kipnuk Traditional Councils.

As a federally permitted project on private Alaska Native Corporation land designated by law for mining, with key State permits secured, Donlin Gold’s activities center on maintaining existing permits and advancing outstanding requirements, including:

Ongoing work to advance the Alaska Dam Safety Certification preliminary design packages, which are expected to be submitted to the Alaska Department of Natural Resources (ADNR) later this year after review by the Independent Technical Review Board;

Continuing to support Federal and State agencies to uphold the comprehensive Donlin Gold permits under appeal.

President’s Message

Dedicated Efforts to Fund and Advance Donlin Gold’s Project Development Work

During the first quarter of 2024, with the support from the owners and the Donlin Gold LLC Board, numerous important activities were conducted. These included, among others, completing the scope of work for resource modelling by a third-party consultant to update the resource model; advancing the metallurgical test work with a pilot plant in Ontario, Canada, to confirm proposed optimizations to the flowsheet, which are expected to conclude later in the year; continuing to plan the regional infrastructure support to streamline the scope of work and identify the optimal path forward; and integrating recent field data in geoscience hydrology to update the groundwater and surface water models, alongside continuous data collection to update source characteristics for closure planning. In addition, an extensive amount of outreach efforts took place in Alaska, in the Y-K region, and in Washington D.C. to support community engagement and permitting efforts that help reinforce our social license. The diligent and highly effective work by the Donlin Gold team, our partners and broader stakeholders are greatly appreciated.

NOVAGOLD remains committed to employing a concerted and inclusive approach to advancing the Donlin Gold project, consistent with our pledges to — and for the benefit of — all shareholders and stakeholders, and especially to fulfilling the strategy that has been pledged time and again by NOVAGOLD: namely, to commence a full bankable Feasibility Study to optimally position the project, setting up a potential positive construction decision when the time is right.

Nurturing Partnerships to Reinforce Donlin Gold’s Social License — Engaging Local Communities, Governments, and Native Corporations

Our dedication to the Company’s partnerships with Calista and TKC throughout Donlin Gold’s project development and permitting processes has been strengthened by decades of steadfast and reliable engagement with the 62 stakeholder communities. The Donlin Gold project is located on private land that is designated by law for mining activities, under the Alaska Native Claims Settlement Act (ANCSA) of 1971. The Native Corporations have thus been instrumental in facilitating comprehensive local stakeholder outreach across the Y-K region, as well as government engagement efforts in the broader reaches of Alaska and Washington, D.C.

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In the first quarter of 2024, Donlin Gold finalized another Shared Values Statement, bringing the total count to 16. This remarkable accomplishment underscores our commitment to continuous engagement with local communities, strengthening existing long-term relationships, and addressing specific community needs. Furthermore, in partnership with Calista and TKC, Donlin Gold held the first informational meeting for the Subsistence Communications Advisory Committee (“SCAC”) in Anchorage this past quarter. All attendees, who hold varying perspectives on the Donlin Gold project, completed an application to join the SCAC. Central to the partnership between Donlin Gold, Calista and TKC, the SCAC was established to maintain a well-defined process for communications, dialogue, problem-solving, and seeking the views of the broader community regarding subsistence matters.

Persistent Support for Y-K Region’s Environmental and Social Initiatives

NOVAGOLD prioritizes community and social responsibility, ensuring shared values are upheld at both the Donlin Gold project site and within the communities of the Y-K region. Through initiatives focused on education, community wellness, cultural preservation, and environmental stewardship, Donlin Gold supports fisheries studies, environmental activities, subsistence and cultural preservation initiatives, and various grants. In collaboration with Calista and TKC, a broad range of activities and projects were undertaken in the last quarter.

Since mid-2023, NOVAGOLD, Donlin Gold and its Alaska Native Corporation partners have closely monitored and assessed the conditions and management of salmon fisheries in the Kuskokwim and Yukon River watersheds. In the first quarter of 2024, efforts with local tribes were focused on identifying specific potential project opportunities to monitor, evaluate, and enhance the health of salmon populations. The projects to be supported will be finalized in early 2024, with plans for implementation beginning in the spring/summer of that year. All such initiatives will be pursued in collaboration and partnership with the people of the Y-K region.

Both NOVAGOLD and Donlin Gold are committed to advancing educational opportunities in Alaska and actively promote learning through collaborative efforts, including by sponsoring the Lower Kuskokwim School District’s annual college and career fair. Donlin Gold also maintains its dedication to local community sports initiatives and youth groups, as exemplified by its support of events such as the Donlin Gold Basketball Tournament held at Bethel Regional High School in Bethel, Alaska. Donlin Gold also provided an annual contribution to the Rural Alaska Honors Institute, a program running through the University of Alaska Fairbanks which prepares Alaska Native high-school students for college life.

Donlin Gold proudly continues to fund and support The Kuskokwim 300, a premier mid-distance dog sled race covering a challenging 300-mile trail from Bethel to Aniak and back. Additionally, Donlin Gold sponsors Y-K mushers Isaac Underwood, Mike Williams Jr., and 2019 Iditarod champion and Donlin Gold employee Pete Kaiser, winner of his eighth title in the Kuskokwim 300 — who hails from Bethel and is the first Yupik musher ever and the fifth Alaska Native to win an Iditarod championship. Mr. Kaiser actively engages with youth in the community, focusing on suicide prevention in alignment with Donlin Gold’s commitment to strengthening vital community well-being initiatives. Furthermore, last February, Donlin Gold was a sponsor of the Iron Dog, the world’s longest and toughest snowmobile race that covers 2,500 miles of Alaskan backcountry, in which Kristina Woolston, Donlin Gold’s External Affairs Manager, participated. Other cultural preservation initiatives include supporting the Native Village of Kalskag’s annual Cauneq Camp as well as partnering with Carry the Cure to bring suicide prevention programs to Toksook Bay, Nightmute, Tununak, and Kasigluk.

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Donlin Gold extended support to several search and rescue teams in the region, including the Chevak and Kipnuk Traditional Councils and Bethel Search and Rescue. Financial assistance was also provided to Camp Fire Alaska, an organization dedicated to offering summer camps and programs to rural communities across Alaska with various activities, including music, sports, science, field trips, and ample outdoor recreation opportunities. In February 2024, Donlin Gold continued its sponsorship of local radio stations in Alaska, which play a crucial role in delivering weather updates and safety messages to rural communities where internet connectivity is limited. Furthermore, Donlin Gold pursued its support of and active involvement in the Alaska Safe Riders initiative, which focuses on promoting safety for snowmachines, all-terrain vehicles, and recreational off-road vehicles.

Meaningful collaboration was also fostered with the Native Village of Napaimute, with Donlin Gold extending financial assistance to bolster cultural wellness programs and to maintain the Kuskokwim River Ice Road – a critical winter infrastructure that provides for the safe transport of residents to sport and cultural events, as well as a crucial conduit of economic activity for the Kuskokwim River communities.

Maintaining Permits in Good Standing

Despite multiple challenges, all appeals against Donlin Gold permits have been unsuccessful to date. We recognize the importance of preparedness and organization in these matters. Permitting in the United States and Alaska constitutes a significant and rigorous endeavor, where success relies on years of dedicated efforts to ensure a diligent, thorough, transparent, and inclusive process engaging all stakeholders, including those from the Y-K region. Donlin Gold, along with its owners and partners Calista and TKC, possesses an intimate understanding of the project’s permitting and regulatory procedures. We remain committed to supporting Federal and State agencies in defending the rigorous permitting process and focused on securing the remaining state-level permits and certificates required for the project.

We recognize that there is a price to be paid for jurisdictional safety. There are an increasing number of places in the world where permitting is becoming less burdened by the rule of law. The flipside of that relative ease is that these locales are also much less reliable politically or socially than Alaska, the second largest gold producing state in one of the world’s safest countries for free enterprise. We treasure the conviction that, if the mine is built, our investors would be able to enjoy the luxury of knowing that Alaska is a place where they can sleep well at night — confident that when they awaken in the morning, they would still own what they owned the night before. In an ever more complex and fraught world, this sober reasoning makes it well worth the effort.

During the first quarter of 2024, Donlin Gold continued to advance the Dam Safety Certification preliminary design packages, which are expected to be submitted to the ADNR in 2024 after review by the Independent Technical Review Board.

Earthjustice filed their opening brief with the Alaska Supreme Court on January 4, 2024, appealing the Alaska Superior Court’s decision on Donlin Gold’s water rights permits, following an unsuccessful appeal to the ADNR Commissioner. The State of Alaska, Calista, and Donlin Gold are scheduled to submit their reply briefs with the Supreme Court in April 2024.

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Earthjustice filed their opening brief with the Alaska Superior Court on January 5, 2024, appealing the Alaska Department of Environmental Conservation Commissioner’s decision upholding the 401 Water Quality Certification. The State of Alaska and Donlin Gold will file their reply briefs to the Alaska Superior Court in the second quarter 2024.

Briefing on Earthjustice’s appeal of the Alaska Superior Court affirmation of ADNR’s issuance of the State Right-of-Way lease to the Alaska Supreme Court was completed in February 2024. Earthjustice has requested oral argument, which has not been scheduled.

In the Federal litigation challenging the Donlin Gold Joint Record of Decision, including the 404 permit, Earthjustice filed their opening brief on February 16, 2024. The State of Alaska, Calista, and Donlin Gold are scheduled to file their reply briefing in April 2024.

Committed to Advancing the Donlin Gold Project for All Shareholders and Stakeholders

NOVAGOLD’s unwavering commitment to advancing Donlin Gold is reflected in our stance regarding next steps for the project, as well as in the increased investments and expanded partnerships with communities in the Y-K region that deliver significant value for all stakeholders, including Alaska residents and Company shareholders.

Donlin Gold is indeed the rarest of the rare: an exceptional gold development project, boasting approximately 39 million ounces of gold with a grade of 2.24 grams per tonne in Measured and Indicated Mineral Resources (100% basis), inclusive of Proven and Probable Mineral Reserves. With a grade that is twice the gold industry average, Donlin Gold thus has the potential to be a low-cost, open-pit, million-ounce producer for decades. Superimposed onto this is the blue sky of the excellent exploration opportunities that extend well beyond the current resource area — 3km of an 8km belt that in itself represents but five percent of our total land package.

With the multiple tailwinds of the macro backdrop, as well as the project’s sheer size, quality, low-cost structure, and that simply outstanding exploration upside, we aim to solidify Donlin’s status as what we believe to be the best gold development story in the world today. As a characteristic “Tier 1 Asset” in a world-leading, Tier 1 jurisdiction2, we believe that Donlin truly epitomizes a great asset that gives one great leverage in a great place that will allow one to keep the fruits of that leverage.

Of signal importance, NOVAGOLD has been blessed with long-term and supportive shareholders whose presence and counsel have been invaluable. We are grateful for the decision of our shareholders to invest in our Company and for their continued solidarity and engagement. We reaffirm to each and every one of them that, as stewards of the Company, we continue to be focused on delivering on our strategy and enhancing the value of the Donlin Gold project, increasing both shareholder and stakeholder wealth in a safe and socially responsible manner.

Last but certainly not least, I wish to express heartfelt gratitude to our colleagues and partners at Donlin Gold, Calista, TKC, and NOVAGOLD for their enduring collaboration. I also extend deep appreciation to our esteemed Board of Directors for their steadfast determination and guidance.

Sincerely,

Gregory A. Lang

President & CEO

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2 NOVAGOLD defines Tier One jurisdictions as those ranked in the top threshold by the Investment Attractiveness Index in the Fraser Institute Annual Survey of Mining Companies, 2022.

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Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended February 29, 2024 $	Three months ended February 28, 2023 $
General and administrative expense (1)	6,259	5,607
Share of losses – Donlin Gold	2,961	4,475
Total operating expenses	9,220	10,082
Loss from operations	(9,220)	(10,082)
Interest expense on promissory note	(3,597)	(2,944)
Interest and dividend income	1,551	1,329
Other income (expense), net	1,048	896
Accretion of notes receivable	-	217
Loss before income taxes	(10,218)	(10,584)
Income tax expense	(100)	(75)
Net Loss	(10,318)	(10,659)
Net loss per common share, basic and diluted	(0.03)	(0.03)

	As of February 29, 2024 $	As of November 30, 2023 $
Cash and term deposits	117,503	125,749
Total assets	126,884	133,290
Total liabilities	143,001	141,513

(1)	Includes share-based compensation expense of $2,409 and $2,161 in the first quarter of 2024 and 2023, respectively.

During the first quarter of 2024, net loss decreased by $0.3 million from in 2023, primarily due to lower costs at Donlin Gold and increased interest income, partially offset by an increase in interest expense on the promissory note and higher general and administrative costs. In the prior first quarter of 2023, Donlin Gold costs included geotechnical drilling for the Alaska Dam Safety Certificates. General and administrative costs increased primarily due to corporate staff additions, including the hiring of a new General Counsel.

Liquidity and Capital Resources

In the first quarter of 2024, cash and cash equivalents decreased by $8.2 million, primarily to fund our share of Donlin Gold and for corporate administrative expenses. The decrease in cash used in the first quarter of 2024 compared to 2023 was due to lower funding requirements for Donlin Gold, partially offset by the timing of term deposit interest income receipt and higher general and administrative costs.

2024 Outlook

Our anticipated expenditures in fiscal year 2024 are approximately $31.2 million, including $14.3 million to fund the Donlin Gold project, and $16.9 million for corporate general and administrative costs.

NOVAGOLD’s primary goals in 2024 include continuing to advance the Donlin Gold project toward a construction decision; maintaining support for Donlin Gold among the project’s stakeholders; promoting a strong safety, sustainability, and environmental culture; maintaining a favorable reputation of NOVAGOLD; and preserving a healthy balance sheet. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits and maintaining those received in good standing, completion of pre-feasibility and feasibility studies, preparation of engineering designs and the financing to fund these objectives.

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Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on April 4, 2024, at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Video Webcast:	www.novagold.com/investors/events
North American callers:	1-800-319-4610
International callers:	1-604-638-5340

NOVAGOLD’s quarterly reporting schedule for the remainder of 2024 will be as follows:

►	Annual Meeting of Shareholders – Thursday, May 16, 2024; the meeting will be held at 4 p.m. ET / 1 p.m. PT.

►	Q2 2024 – Wednesday, June 26, 2024; financial statements and a Donlin Gold project update will be released after market close. A conference call and webcast will be held on Thursday, June 27, 2024 at 11 a.m. ET / 8 a.m. PT to discuss Q2 financial results.

►	Q3 2024 – Wednesday, October 2, 2024; financial statements and a Donlin Gold project update will be released after market close. A conference call and webcast will be held on Thursday, October 3, 2024 at 11 a.m. ET / 8 a.m. ET to discuss Q3 financial results.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the Measured and Indicated Mineral Resource categories, inclusive of Proven and Probable Mineral Reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne, in the Measured and Indicated Resource categories on a 100% basis) 3 , the Donlin Gold project is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world. According to the 2021 Technical Report and the S-K 1300 Report (both as defined below), once in production, the Donlin Gold project is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint of the open pit which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at the Donlin Gold project are focused on state permitting, engineering studies, community outreach, and workforce development in preparation for the eventual construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and advancement efforts at the Donlin Gold project.

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3 Donlin Gold data as per the report entitled “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and the report titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (the “S-K 1300 Report”), dated November 30, 2021. Donlin Gold possesses Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 4 Mt of Measured Resources and approximately 267 Mt of Indicated Resources inclusive of Reserves is attributable to NOVAGOLD through its 50% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, of which approximately 0.5 Mt of Measured Resources and approximately 35 Mt of Indicated Resources exclusive of Mineral Reserves is attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading 2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which approximately 4 Mt of Proven Reserves and approximately 249 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300

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NOVAGOLD Contacts:

Mélanie Hennessey

Vice President, Corporate Communications

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated timing of certain judicial and/or administrative decisions; the 2024 outlook; the timing and potential for a new feasibility study on the Donlin Gold project; our goals and expenditures for 2024; ongoing support provided to key stakeholders including Native Corporation partners; Donlin Gold’s continued support for the state and federal permitting process; the potential development and construction of the Donlin Gold project; the sufficiency of funds to continue to advance development of Donlin Gold, including to a construction decision; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits and the timing of decisions in those challenges; whether the Donlin Gold LLC board will continue to advance the Donlin Gold project up the value chain; the Company’s ability to deliver on its strategy with the Donlin Gold project, increasing shareholder and stakeholder wealth; the success of the strategic mine plan for the Donlin Gold project; the success of the Donlin Gold community relations plan; the outcome of exploration drilling at the Donlin Gold project and the timing thereof. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; COVID-19; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, the need for additional capital if NOVAGOLD determined to proceed with an updated feasibility study on its own; development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC's website at www.sec.gov, or at www.sedarplus.ca. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.